SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                                   E-Loan Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    26861P107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)


                               Page 1 of 28 Pages
                       Exhibit Index Contained on Page 25

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 2 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Capital Partners II, L.P. ("BCP II")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            7,535,580  shares,  except  that BCMC II, the
           OWNED BY EACH           general  partner  of BCP II, may be deemed to
         REPORTING PERSON          have sole  power to vote  these  shares,  and
               WITH                Alexandre Balkanski  ("Balkanski"),  David M.
                                   Beirne   ("Beirne"),    Bruce   W.   Dunlevie
                                   ("Dunlevie"),  J. William Gurley  ("Gurley"),
                                   Kevin R. Harvey  ("Harvey"),  Robert C. Kagle
                                   ("Kagle"),  Andrew S.  Rachleff  ("Rachleff")
                                   and  Steven  M.  Spurlock  ("Spurlock"),  the
                                   members  of BCMC II,  may be  deemed  to have
                                   shared   power   to   vote   these    shares.
                              --------------------------------------------------
                                   6 SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   7,535,580  shares,  except  that BCMC II, the
                                   general  partner  of BCP II, may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and  Balkanski,   Beirne,  Dunlevie,  Gurley,
                                   Harvey,  Kagle,  Rachleff and  Spurlock,  the
                                   members  of BCMC II,  may be  deemed  to have
                                   shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 7,535,580
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    14.15%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 3 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Founders' Fund II, L.P. ("BFF II")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            892,212  shares,  except  that  BCMC II,  the
          OWNED BY EACH            general  partner  of BFF II, may be deemed to
         REPORTING PERSON          have sole  power to vote  these  shares,  and
               WITH                Balkanski,  Beirne, Dunlevie, Gurley, Harvey,
                                   Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   892,212  shares,  except  that  BCMC II,  the
                                   general  partner  of BFF II, may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and  Balkanski,   Beirne,  Dunlevie,  Gurley,
                                   Harvey,  Kagle,  Rachleff and  Spurlock,  the
                                   members  of BCMC II,  may be  deemed  to have
                                   shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   892,212
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     1.68%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 4 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Founders' Fund II-A, L.P. ("BFF II-A")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            473,232  shares,  except  that  BCMC II,  the
          OWNED BY EACH            general partner of BFF II-A, may be deemed to
         REPORTING PERSON          have sole  power to vote  these  shares,  and
               WITH                Balkanski,  Beirne, Dunlevie, Gurley, Harvey,
                                   Kagle, Rachleff and Spurlock,  the members of
                                   BCMC II, may be deemed to have  shared  power
                                   to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   473,232  shares,  except  that  BCMC II,  the
                                   general  partner of BFF II-A may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and  Balkanski,   Beirne,  Dunlevie,  Gurley,
                                   Harvey,  Kagle,  Rachleff and  Spurlock,  the
                                   members  of BCMC II,  may be  deemed  to have
                                   shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   473,232
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     0.89%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 5 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Members Fund II, L.P. ("BMF II")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            126,600  shares,  except  that  BCMC II,  the
          OWNED BY EACH            general  partner  of BMF II, may be deemed to
         REPORTING PERSON          have sole  power to vote  these  shares,  and
               WITH                Balkanski,  Beirne, Dunlevie, Gurley, Harvey,
                                   Kagle, Rachleff and Spurlock,  the members of
                                   BCMC II, may be deemed to have  shared  power
                                   to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   126,600  shares,  except  that  BCMC II,  the
                                   general  partner  of BMF II, may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and  Balkanski,   Beirne,  Dunlevie,  Gurley,
                                   Harvey,  Kagle,  Rachleff and  Spurlock,  the
                                   members  of BCMC II,  may be  deemed  to have
                                   shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   126,600
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     0.24%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 6 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Capital Management Co. II, L.L.C. ("BCMC II")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            9,027,624  shares,  of  which  7,535,580  are
          OWNED BY EACH            directly   owned  by  BCP  II,   892,212  are
         REPORTING PERSON          directly   owned  by  BFF  II,   473,232  are
               WITH                directly owned by BFF II-A and 126,600 shares
                                   are  directly  owned by BMF II.  BCMC II, the
                                   general  partner  of BCP II, BFF II, BFF II-A
                                   and BMF II,  may be deemed to have sole power
                                   to vote these shares, and Balkanski,  Beirne,
                                   Dunlevie, Gurley, Harvey, Kagle, Rachleff and
                                   Spurlock,  the  members  of BCMC  II,  may be
                                   deemed  to have  shared  power to vote  these
                                   shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   9,027,624  shares,  of  which  7,535,580  are
                                   directly   owned  by  BCP  II,   892,212  are
                                   directly   owned  by  BFF  II,   473,232  are
                                   directly owned by BFF II-A and 126,600 shares
                                   are  directly  owned by BMF II.  BCMC II, the
                                   general  partner  of BCP II, BFF II, BFF II-A
                                   and BMF II,  may be deemed to have sole power
                                   to dispose of these  shares,  and  Balkanski,
                                   Beirne,  Dunlevie,   Gurley,  Harvey,  Kagle,
                                   Rachleff  and  Spurlock,  the members of BCMC
                                   II,  may be  deemed to have  shared  power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 9,027,624
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    16.95%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        OO
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 7 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Capital Partners IV, L.P. ("BCP IV")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            798,937  shares,  except  that  BCMC IV,  the
          OWNED BY EACH            general  partner  of BCP IV, may be deemed to
         REPORTING PERSON          have sole  power to vote  these  shares,  and
               WITH                Balkanski,  Beirne, Dunlevie, Gurley, Harvey,
                                   Kagle, Rachleff and Spurlock,  the members of
                                   BCMC IV, may be deemed to have  shared  power
                                   to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   798,937  shares,  except  that  BCMC IV,  the
                                   general  partner  of BCP IV, may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and  Balkanski,   Beirne,  Dunlevie,  Gurley,
                                   Harvey,  Kagle,  Rachleff and  Spurlock,  the
                                   members  of BCMC IV,  may be  deemed  to have
                                   shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   798,937
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     1.50%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 8 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Founders' Fund IV, L.P. ("BFF IV")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            292,448  shares,  except  that  BCMC IV,  the
          OWNED BY EACH            general  partner  of BFF IV, may be deemed to
         REPORTING PERSON          have sole  power to vote  these  shares,  and
               WITH                Balkanski,  Beirne, Dunlevie, Gurley, Harvey,
                                   Kagle, Rachleff and Spurlock,  the members of
                                   BCMC IV, may be deemed to have  shared  power
                                   to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   292,448  shares,  except  that  BCMC IV,  the
                                   general  partner  of BFF IV, may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and  Balkanski,   Beirne,  Dunlevie,  Gurley,
                                   Harvey,  Kagle,  Rachleff and  Spurlock,  the
                                   members  of BCMC IV,  may be  deemed  to have
                                   shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   292,448
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     0.55%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 9 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Founders' Fund IV-A, L.P. ("BFF IV-A")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            58,079  shares,  except  that  BCMC  IV,  the
          OWNED BY EACH            general partner of BFF IV-A, may be deemed to
         REPORTING PERSON          have sole  power to vote  these  shares,  and
               WITH                Balkanski,  Beirne, Dunlevie, Gurley, Harvey,
                                   Kagle, Rachleff and Spurlock,  the members of
                                   BCMC IV, may be deemed to have  shared  power
                                   to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   58,079  shares,  except  that  BCMC  IV,  the
                                   general  partner of BFF IV-A may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and  Balkanski,   Beirne,  Dunlevie,  Gurley,
                                   Harvey,  Kagle,  Rachleff and  Spurlock,  the
                                   members  of BCMC IV,  may be  deemed  to have
                                   shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    58,079
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     0.11%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 10 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Founders' Fund IV-B, L.P. ("BFF IV-B")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            3,235  shares,   except  that  BCMC  IV,  the
          OWNED BY EACH            general partner of BFF IV-B, may be deemed to
         REPORTING PERSON          have sole  power to vote  these  shares,  and
               WITH                Balkanski,  Beirne, Dunlevie, Gurley, Harvey,
                                   Kagle, Rachleff and Spurlock,  the members of
                                   BCMC IV, may be deemed to have  shared  power
                                   to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,235  shares,   except  that  BCMC  IV,  the
                                   general partner of BFF IV-B, may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and  Balkanski,   Beirne,  Dunlevie,  Gurley,
                                   Harvey,  Kagle,  Rachleff and  Spurlock,  the
                                   members  of BCMC IV,  may be  deemed  to have
                                   shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     3,235
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     0.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        PN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 11 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Benchmark Capital Management Co. IV, L.L.C. ("BCMC IV")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            1,152,699   shares,   of  which  798,937  are
          OWNED BY EACH            directly   owned  by  BCP  IV,   292,448  are
         REPORTING PERSON          directly owned by BFF IV, 58,079 are directly
               WITH                owned  by  BFF  IV-A  and  3,235  shares  are
                                   directly  owned by BFF  IV-B.  BCMC  IV,  the
                                   general  partner  of BCP IV, BFF IV, BFF IV-A
                                   and BFF  IV-B,  may be  deemed  to have  sole
                                   power to vote these  shares,  and  Balkanski,
                                   Beirne,  Dunlevie,   Gurley,  Harvey,  Kagle,
                                   Rachleff  and  Spurlock,  the members of BCMC
                                   IV,  may be  deemed to have  shared  power to
                                   vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,152,699   shares,   of  which  798,937  are
                                   directly   owned  by  BCP  IV,   292,448  are
                                   directly owned by BFF IV, 58,079 are directly
                                   owned  by  BFF  IV-A  and  3,235  shares  are
                                   directly  owned by BFF  IV-B.  BCMC  IV,  the
                                   general  partner  of BCP IV, BFF IV, BFF IV-A
                                   and BFF  IV-B,  may be  deemed  to have  sole
                                   power  to  dispose  of  these   shares,   and
                                   Balkanski,  Beirne, Dunlevie, Gurley, Harvey,
                                   Kagle, Rachleff and Spurlock,  the members of
                                   BCMC IV, may be deemed to have  shared  power
                                   to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 1,152,699
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     2.16%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        OO
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 12 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING

     Alexandre Balkanski ("Balkanski")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     French Citizen
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            16,628 shares.
          OWNED BY EACH
         REPORTING PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly   owned  by  BCP  IV;   292,448  are
                                   directly owned by BFF IV; 58,079 are directly
                                   owned by BFF IV-A;  and  3,235  are  directly
                                   owned  by BFF  IV-B.  BCMC II is the  general
                                   partner  of BCP II,  BFF II, BFF II-A and BMF
                                   II, and  Balkanski,  a member of BCMC II, may
                                   be deemed to have shared  power to vote these
                                   shares. BCMC IV is the general partner of BCP
                                   IV,  BFF IV,  BFF  IV-A,  and BFF  IV-B,  and
                                   Balkanski, a member of BCMC IV, may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   16,628 shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly owned by BCP IV; 292,448 are directly owned by BFF IV; 58,079 are directly owned by BFF IV-A; and 3,235 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                                   II, and Balkanski, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                10,196,951
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    19.15%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 13 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING

     David M. Beirne ("Beirne")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            11,920 shares
          OWNED BY EACH
         REPORTING PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly   owned  by  BCP  IV;   292,448  are
                                   directly owned by BFF IV; 58,079 are directly
                                   owned by BFF IV-A;  and  3,235  are  directly
                                   owned  by BFF  IV-B.  BCMC II is the  general
                                   partner  of BCP II,  BFF II, BFF II-A and BMF
                                   II, and  Beirne,  a member of BCMC II, may be
                                   deemed  to have  shared  power to vote  these
                                   shares. BCMC IV is the general partner of BCP
                                   IV,  BFF IV,  BFF  IV-A,  and BFF  IV-B,  and
                                   Beirne, a member of BCMC IV, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   11,920 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly owned by BCP IV; 292,448 are directly owned by BFF IV; 58,079 are directly owned by BFF IV-A; and 3,235 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Beirne, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                10,192,243
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    19.14%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 14 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING

     Bruce W. Dunlevie ("Dunlevie")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            43,962 shares
          OWNED BY EACH
         REPORTING PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly   owned  by  BCP  IV;   292,448  are
                                   directly owned by BFF IV; 58,079 are directly
                                   owned by BFF IV-A;  and  3,235  are  directly
                                   owned  by BFF  IV-B.  BCMC II is the  general
                                   partner  of BCP II,  BFF II, BFF II-A and BMF
                                   II, and Dunlevie, a member of BCMC II, may be
                                   deemed  to have  shared  power to vote  these
                                   shares. BCMC IV is the general partner of BCP
                                   IV,  BFF IV,  BFF  IV-A,  and BFF  IV-B,  and
                                   Dunlevie,  a member of BCMC IV, may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   43,962 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly owned by BCP IV; 292,448 are directly owned by BFF IV; 58,079 are directly owned by BFF IV-A; and 3,235 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                10,224,285
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    19.20%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 15 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING

     J. William Gurley ("Gurley")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            11,920 shares
          OWNED BY EACH
         REPORTING PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly   owned  by  BCP  IV;   292,448  are
                                   directly owned by BFF IV; 58,079 are directly
                                   owned by BFF IV-A;  and  3,235  are  directly
                                   owned  by BFF  IV-B.  BCMC II is the  general
                                   partner  of BCP II,  BFF II, BFF II-A and BMF
                                   II, and  Gurley,  a member of BCMC II, may be
                                   deemed  to have  shared  power to vote  these
                                   shares. BCMC IV is the general partner of BCP
                                   IV,  BFF IV,  BFF  IV-A,  and BFF  IV-B,  and
                                   Gurley, a member of BCMC IV, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   11,920 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly owned by BCP IV; 292,448 are directly owned by BFF IV; 58,079 are directly owned by BFF IV-A; and 3,235 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Gurley, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                10,192,243
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    19.14%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 16 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING

     Kevin R. Harvey ("Harvey")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            43,962 shares
          OWNED BY EACH
         REPORTING PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly   owned  by  BCP  IV;   292,448  are
                                   directly owned by BFF IV; 58,079 are directly
                                   owned by BFF IV-A;  and  3,235  are  directly
                                   owned  by BFF  IV-B.  BCMC II is the  general
                                   partner  of BCP II,  BFF II, BFF II-A and BMF
                                   II, and  Harvey,  a member of BCMC II, may be
                                   deemed  to have  shared  power to vote  these
                                   shares. BCMC IV is the general partner of BCP
                                   IV,  BFF IV,  BFF  IV-A,  and BFF  IV-B,  and
                                   Harvey, a member of BCMC IV, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   43,962 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly owned by BCP IV; 292,448 are directly owned by BFF IV; 58,079 are directly owned by BFF IV-A; and 3,235 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Harvey, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                10,224,285
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    19.20%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 17 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING

     Robert C. Kagle ("Kagle")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            19,931 shares
          OWNED BY EACH
         REPORTING PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly   owned  by  BCP  IV;   292,448  are
                                   directly owned by BFF IV; 58,079 are directly
                                   owned by BFF IV-A;  and  3,235  are  directly
                                   owned  by BFF  IV-B.  BCMC II is the  general
                                   partner  of BCP II,  BFF II, BFF II-A and BMF
                                   II,  and  Kagle,  a member of BCMC II, may be
                                   deemed  to have  shared  power to vote  these
                                   shares. BCMC IV is the general partner of BCP
                                   IV,  BFF IV,  BFF  IV-A,  and BFF  IV-B,  and
                                   Kagle,  a member of BCMC IV, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   19,931 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly owned by BCP IV; 292,448 are directly owned by BFF IV; 58,079 are directly owned by BFF IV-A; and 3,235 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Kagle, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                10,200,254
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    19.15%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 18 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING

     Andrew S. Rachleff ("Rachleff")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            43,962 shares
          OWNED BY EACH
         REPORTING PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly   owned  by  BCP  IV;   292,448  are
                                   directly owned by BFF IV; 58,079 are directly
                                   owned by BFF IV-A;  and  3,235  are  directly
                                   owned  by BFF  IV-B.  BCMC II is the  general
                                   partner  of BCP II,  BFF II, BFF II-A and BMF
                                   II, and Rachleff, a member of BCMC II, may be
                                   deemed  to have  shared  power to vote  these
                                   shares. BCMC IV is the general partner of BCP
                                   IV,  BFF IV,  BFF  IV-A,  and BFF  IV-B,  and
                                   Rachleff,  a member of BCMC IV, may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   43,962 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly owned by BCP IV; 292,448 are directly owned by BFF IV; 58,079 are directly owned by BFF IV-A; and 3,235 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Rachleff, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                10,224,285
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    19.20%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        IN
--------------------------------------------------------------------------------

-------------------------                              -------------------------
CUSIP NO. 68243Q 10 6                 13 G                Page 19 of 28 Pages
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING

     Steven M. Spurlock ("Spurlock")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
         NUMBER OF SHARES
           BENEFICIALLY            3,642 shares
          OWNED BY EACH
         REPORTING PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly   owned  by  BCP  IV;   292,448  are
                                   directly owned by BFF IV; 58,079 are directly
                                   owned by BFF IV-A;  and  3,235  are  directly
                                   owned  by BFF  IV-B.  BCMC II is the  general
                                   partner  of BCP II,  BFF II, BFF II-A and BMF
                                   II, and Spurlock, a member of BCMC II, may be
                                   deemed  to have  shared  power to vote  these
                                   shares. BCMC IV is the general partner of BCP
                                   IV,  BFF IV,  BFF  IV-A,  and BFF  IV-B,  and
                                   Spurlock,  a member of BCMC IV, may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,642 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   10,180,323  shares,  of which  7,535,580  are
                                   directly   owned  by  BCP  II;   892,212  are
                                   directly   owned  by  BFF  II;   473,232  are
                                   directly  owned  by  BFF  II-A;  126,600  are
                                   directly   owned  by  BMF  II;   798,937  are
                                   directly owned by BCP IV; 292,448 are directly owned by BFF IV; 58,079 are directly owned by BFF IV-A; and 3,235 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Spurlock, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                10,183,965
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    19.12%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                        IN
--------------------------------------------------------------------------------

                                                             Page 20 of 28 Pages


ITEM 1(A). NAME OF ISSUER

           E-Loan, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           5875 Arnold Road, Suite 100
           Dublin, California 94568

ITEM 2(A). NAME OF PERSONS FILING

           This Statement is filed by Benchmark Capital Partners II, L.P., a Delaware limited partnership ("BCP II"), Benchmark Founders' Fund II, L.P., a Delaware limited partnership ("BFF II"), Benchmark Founders' Fund II-A, L.P., a Delaware limited partnership ("BFF II-A"), Benchmark Members' Fund II, L.P., a Delaware limited partnership ("BMF II"), Benchmark Capital Management Co. II, L.L.C., a Delaware limited liability company ("BCMC II"), Benchmark Capital Partners IV, L.P., a Delaware limited partnership ("BCP IV"), Benchmark Founders' Fund IV, L.P., a Delaware limited partnership ("BFF IV"), Benchmark Founders' Fund IV-A, L.P., a Delaware limited partnership ("BFF IV-A"), Benchmark Founders' Fund IV-B, L.P., a Delaware limited partnership ("BFF IV-B"), Benchmark Capital Management Co. IV, L.L.C., a Delaware limited liability company ("BCMC IV"), and Alexandre Balkanski ("Balkanski"), David M. Beirne ("Beirne"), Bruce
           W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP II, BFF II, BFF II-A and BMF II. BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP IV, BFF IV, BFF IV-A and BFF IV-B. Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are members of BCMC II and BCMC IV and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP II, BFF II, BFF II-A, BMF II, BCP IV, BFF IV, BFF IV-A, and BFF IV-B.

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICE

           The address for each of the Reporting Persons is:

           Benchmark Capital
           2480 Sand Hill Road, Suite 200
           Menlo Park, California 94025

ITEM 2(C) CITIZENSHIP

           BCP II, BFF II, BFF II-A, BMF II, BCP IV, BFF IV, BFF IV-A, and BFF IV-B are Delaware limited partnerships. BCMC II and BCMC IV are Delaware limited liability companies. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens. Balkanski is a citizen of France.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

           Common Stock
           CUSIP # 26861P107

ITEM 3. Not Applicable

                                                             Page 21 of 28 Pages

ITEM 4. OWNERSHIP

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:


                      (i)   Sole power to vote or to direct the vote:

                            See Row 5 of cover page for each Reporting Person.

                      (ii)  Shared power to vote or to direct the vote:

                            See Row 6 of cover page for each Reporting Person.

                      (iii) Sole power to  dispose or to direct the  disposition of:

                            See Row 7 of cover page for each Reporting Person.

                      (iv) Shared power to dispose or to direct the disposition of:

                            See Row 8 of cover page for each Reporting Person.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of BCP II, BFF II, BFF II-A and BMF II, and the limited liability company agreement of BCMC II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

           Under certain circumstances set forth in the limited partnership agreements of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and the limited liability company agreement of BCMC IV, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

                                                             Page 22 of 28 Pages


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

           Not applicable

ITEM 10. CERTIFICATION.

           Not applicable

                                                             Page 23 of 28 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001


                                   BENCHMARK CAPITAL PARTNERS II, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II, L.P., a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II-A, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK MEMBERS' FUND II, L.P., a Delaware
                                   Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. II,
                                   L.L.C., a Delaware Limited Liability Company


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member



                                   BENCHMARK CAPITAL PARTNERS IV, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-A, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-B, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. IV,
                                   L.L.C., a Delaware Limited Liability Company


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member

                                                             Page 24 of 28 Pages


                                   ALEXANDRE BALKANSKI

                                   DAVID M. BEIRNE

                                   BRUCE W. DUNLEVIE

                                   J. WILLIAM GURLEY

                                   KEVIN R. HARVEY

                                   ROBERT C. KAGLE

                                   ANDREW S. RACHLEFF

                                   STEVEN M. SPURLOCK


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Attorney-in-Fact*


*Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14, 2001

                                                             Page 25 of 28 Pages


                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  26

Exhibit B:  Power of Attorney                                          27

                                                             Page 26 of 28 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of E-Loan Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2001

                                   BENCHMARK CAPITAL PARTNERS II, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II, L.P., a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II-A, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK MEMBERS' FUND II, L.P., a Delaware
                                   Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. II,
                                   L.L.C., a Delaware Limited Liability Company

                                   BENCHMARK CAPITAL PARTNERS IV, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-A, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-B, L.P., a
                                   Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. IV,
                                   L.L.C., a Delaware Limited Liability Company

                                   ALEXANDRE BALKANSKI

                                   DAVID M. BEIRNE

                                   BRUCE W. DUNLEVIE

                                   J. WILLIAM GURLEY

                                   KEVIN R. HARVEY

                                   ROBERT C. KAGLE

                                   ANDREW S. RACHLEFF

                                   STEVEN M. SPURLOCK


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Attorney-in-Fact*


*Signed pursuant to a Power of Attorney dated February 14, 2001 and filed with the SEC on February 14, 2001.

                                                             Page 27 of 28 Pages


                                    EXHIBIT B

                                POWER OF ATTORNEY

         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates Benchmark Capital Management Co. IV, L.L.C. or such other person or entity as is designated in writing by Steven M. Spurlock (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to each Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

         Each Reporting Person hereby further  authorizes and designates  Steven
M. Spurlock (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

         The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.


February 14, 2001                  BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C.,
                                   a Delaware Limited Liability Company


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member



February 14, 2001                  BENCHMARK CAPITAL PARTNERS IV, L.P.,
                                   a Delaware Limited Partnership

                                   By: Benchmark Capital Management Co. IV,
                                       L.L.C., a Delaware Limited Liability
                                       Company
                                       Its General Partner


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member

                                                             Page 28 of 28 Pages


February 14, 2001                  BENCHMARK FOUNDERS' FUND IV, L.P.,
                                   a Delaware Limited Partnership

                                   By: Benchmark Capital Management Co. IV,
                                       L.L.C., a Delaware Limited Liability
                                       Company
                                       Its General Partner


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member



February 14, 2001                  BENCHMARK FOUNDERS' FUND IV-A, L.P.,
                                   a Delaware Limited Partnership

                                   By: Benchmark Capital Management Co. IV,
                                       L.L.C., a Delaware Limited Liability
                                       Company
                                       Its General Partner


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member



February 14, 2001                  BENCHMARK FOUNDERS' FUND IV-B, L.P.,
                                   a Delaware Limited Partnership

                                   By: Benchmark Capital Management Co. IV,
                                       L.L.C., a Delaware Limited Liability
                                       Company
                                       Its General Partner


                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Managing Member